                                                                     EXHIBIT 5.1

                         [LATHAM & WATKINS LETTERHEAD]


                              December 28, 1999


Panolam Industries International, Inc.
20 Progress Drive
Shelton, Connecticut  06484

     Re:  Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     In connection with the registration of $135,000,0000 aggregate principal amount of 11 1/2% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") by Panolam Industries International, Inc., a Delaware corporation (the "Company"), and the related guarantees (the "Guarantees") of Panolam Group, Inc., a Delaware corporation, PII Second, Inc., a Delaware corporation, Panolam Industries, Inc., a Delaware corporation, and Pioneer Plastics Corporation, a Delaware corporation (collectively, the "Guarantors"), under the Securities Exchange Act of 1933, as amended, on Form S-4 originally filed with the Securities and Exchange Commission on May 14, 1999 (as amended and supplemented, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an Indenture, dated as of February 18, 1999, among the Company, the Guarantors, and State Street Bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's 11 1/2% Series A Senior Subordinated Notes due 2009 on the terms set forth in the prospectus forming a part of the Registration Statement and the Letter of Transmittal filed as an exhibit to the Registration Statement (the "Exchange Offer").

     In our capacity as your special counsel in connection with the Exchange Offer, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transactions only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Guarantees have been duly authorized by all necessary corporate action of the Guarantors, and when duly executed, issued and delivered in accordance with the terms of the Exchange Offer and the Indenture, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

     The opinions rendered above relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable; and (v) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.6 of the Indenture.

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Trustee is duly qualified to engage in the activities contemplated by the Indenture, (iii) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (iv) that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and (v) that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture. We have also assumed, with your consent, that the choice of law provisions in the Indenture would be enforced by any court in which enforcement thereof might be sought.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                       Very truly yours,

                                       /s/ LATHAM & WATKINS